Exhibit 10.31

August 8, 2019

Joanne Finnorn

4411 Barchester Drive

Bloomfield Hills, MI 48302

Dear Joanne,

As a key leader of Superior Industries International, Inc. (the Company), Superior would like to offer you this Retention Bonus Agreement.

Duration

The term of this Agreement will begin on August 8, 2019 and end on August 8, 2021, unless terminated before that time.

Retention Awards

You will be eligible for a cash retention bonus of $118,650.00 (USD) subject to the terms described below. The retention bonus will be paid to you through the next reasonable payroll cycle following August 8, 2021 provided you remain an employee of the company.

You have also been granted 20,000 RSUs (Restricted Stock Units) that will vest August 8, 2021, provided you remain an employee of the company. A separate document will be available to you at a later date.

Termination

If the Company terminates your employment before the end of the duration of this Agreement, other than for cause, the Company will be obligated to pay you the full amount of the cash retention bonus and vest the granted RSUs.

If you are terminated for cause at any point before the end of this Agreement, you will not be eligible for any portion of the cash retention bonus or vesting of the granted RSUs.

For purposes of this Agreement, cause means:

Your willful and continued failure to perform substantially your duties with the Company.

Your willful engagement in illegal conduct or gross misconduct.

Governing Law

The validity, interpretation and performance of this Agreement shall, in all respects, be governed by the relevant laws of the State of Michigan.

Modification

No provision of this Agreement may be modified, altered or amended, except by collective agreement between the Company and you in writing.

Arbitration

By signing this Agreement, you agree that any claims or disputes covered by this Agreement or resulting from your employment during the term of the Agreement must be submitted to binding arbitration and that this arbitration will be the only remedy for resolution of any such claim or dispute. This promise to resolve claims by arbitration is equally binding upon both you and the Company.

Any arbitration will be administered by the American Arbitration Association under its Commercial Arbitration Rules. The Company will be responsible for any costs of arbitration, and each party shall bear its own expenses.

If you accept the terms of this Agreement, please sign below in the space provided.

Again, thank you for your leadership and dedication.

Sincerely,

/s/ Majdi Abulaban	8/9/2019
Majdi Abulaban	Date
President and Chief Executive Officer

Acceptance

Signature:	/s/ Joanne Finnorn	August 9, 2019
Date